Exhibit 4.57

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

English Translation

Exclusive Call Option Agreement

Exclusive Call Option Agreement (hereinafter referred to as “the Agreement”) is hereby concluded by and among the following parties on 31 July, 2014:

Baina Zhiyuan (Beijing) Technology Co., Ltd. (hereinafter referred to as “Baina Zhiyuan (Beijing)”), a wholly foreign-owned limited liability company incorporated in Beijing, China, whose registered address is located at South 2-1-6, Block A, # 1 Plant, No.5 A Xueyuan Road, Haidian District, Beijing;

Yongzhi Yang, a citizen of the People’s Republic of China with ID card No. * and domiciled at 3/F, Building A2, Optics Valley Financial Harbor, No.77 Optics Valley Avenue, East Lake High-tech Development Zone, Wuhan, Hubei, China;

Beijing Gamease Age Internet Technology Co., Ltd., a limited liability company incorporated in Beijing, China, whose registered address is located at 2/F, East Side Building, Jingyan Hotel, No.29 Shijingshan Road, Shijingshan District, Beijing (collectively as “Shareholders” together with Yongzhi Yang); and

Baina (Wuhan) Information Technology Co., Ltd. (hereinafter referred to as “the Target Company”), a limited liability company incorporated in Wuhan, China, whose registered address is located at 3/F, Building A2, Optics Valley Financial Harbor, No.77 Optics Valley Avenue, East Lake High-tech Development Zone, Wuhan, Hubei.

The parties above are referred to severally as “any Party” and collectively as “the Parties” herein.

Whereas:

1.	Yongzhi Yang holds 40% equity of the Target Company, and Beijing Gamease Age Internet Technology Co., Ltd. holds 60% equity of the Target Company; the Shareholders together hold 100% equity of the Target Company;

2.	The Parties hereto have concluded the Assignment Agreement in Relation to Shareholders Rights and Share Pledge Agreement on 31 July, 2014, and Baina Zhiyuan (Beijing) and the Target Company have concluded the Exclusive Services Agreement on 31 July, 2014 (collectively as “Structural Agreement” together with the Agreement, Assignment Agreement in Relation to Shareholders Rights and Share Pledge Agreement);

The symbol ‘ * ’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

3.	Shareholders intend to grant the exclusive call option to Baina Zhiyuan (Beijing) so that Baina Zhiyuan (Beijing) can require Shareholders to sell all the equity of the Target Company held by them to it and/or require the Target Company to sell all of its assets to it on the premise of no violation of Chinese laws.

The Parties hereby arrive at the Agreement as below:

1.	Grant of Rights

1.1	Shareholders and the Target Company hereby irrevocably and unconditionally grant the irrevocable exclusive right (hereinafter referred to as “the Call Option of Equity”) to Baina Zhiyuan (Beijing) to purchase directly or designate one or more persons (hereinafter referred to as “the Designated Person”) to purchase at any time all or part of the equity of the Target Company held by shareholders (hereinafter referred to as “the Purchased Equity”), as well as the irrevocable exclusive right (hereinafter referred to as “the Call Option of Assets”, collectively as “the Exclusive Call Option” together with the Call Option of Equity) to it to purchase all or part of assets of the Target Company owned by them (hereinafter referred to as “the Purchased Assets”) directly or by the Designated Person, at the price specified in Article 3 hereof, by the exercise steps independently determined by Baina Zhiyuan (Beijing), in the validity period of the Agreement, and on the premise of permission by Chinese laws (including any legislations of the central government or local government, and any law, regulations, rules, notices, interpretations or other binding instruments promulgated by any administrative or judicial department before or after the conclusion of the Agreement, hereinafter referred to as “the Chinese laws”) Any other party other than Baina Zhiyuan (Beijing) and/or the Designated Person shall not enjoy the Exclusive Call Option.

1.2	The Exclusive Call Option is the exclusive right enjoyed by Baina Zhiyuan (Beijing) or the Designated Persons. Save as approved by Baina Zhiyuan (Beijing) in writing in advance, Shareholders and the Target Company shall not sell, offer to sell, transfer, present, pledge or dispose in any other way of the Purchased Equity or the Purchased Assets, or authorize any other person to purchase all or part of the Purchased Equity or the Purchased Assets. The Target Company hereby agrees Shareholders to grant the Exclusive Call Option to Baina Zhiyuan (Beijing) or the Designated Person. “Person” referred to in this article and other articles hereof include natural person, legal person or unincorporated entity.

2.	Exercise of Rights

2.1	Baina Zhiyuan (Beijing) shall exercise its Call Option of Equity in conformity to Chinese laws, requirements and rules of any regulatory authority. Baina Zhiyuan (Beijing) has the absolute right of discretion to determine the specific time, method and times of exercise of its Exclusive Call Option.

Nevertheless, since Chinese laws and practices allow Baina Zhiyuan (Beijing) to directly operate the Internet value-added telecom business (hereinafter referred to as the “Value-added Telecom Business”), it shall exercise the Exclusive Call Option hereunder as soon as possible to enable the direct operation of the Value-added Telecom Business by Baina Zhiyuan (Beijing), and the termination of Structural Agreement with the Target Company and other Parties.

2.2	Baina Zhiyuan (Beijing) and/or the Designated Person shall send a notice of Exclusive Call Option to Shareholders and the Target Company (hereinafter referred to as “the Notice of Exercise”), specifically describing the shares of the Purchased Equity to be purchased from Shareholders or the number of the Purchased Assets to be purchased from the Target Company (see Appendix I hereto for the contents and format of the notice of exercise).

2.3	Where Baina Zhiyuan (Beijing) exercises its Call option of Equity, Shareholders and the Target Company undertake to have the obligations to take the following actions severally or jointly in order to ensure that the transfer of equity or assets conforms the Agreement and relevant laws in respect of essence and procedures:

(1)	Within seven working days after the Notice of Exercise is served to Shareholders and the Target Company, Shareholders and the Target Company shall prepare and sign all necessary documents relating to the transfer of the Purchased Equity or the Purchased Assets. If necessary, Shareholders and the Target Company shall sign an equity transfer agreement or assets transfer agreement (hereinafter referred to as “the Transfer Agreement” collectively) as per the format specified in Appendix II or otherwise prepared by Baina Zhiyuan (Beijing). If any Chinese laws and regulations or any regulatory authority otherwise stipulate(s) the contents and format of the Transfer Agreement, such Chinese laws and regulations or requirements of the regulatory authority shall prevail; On the date of signing of the Agreement, Shareholders and the Target Company shall sign one or more copies of the Power of Attorney as per the contents and format specified in Appendix III hereto to authorize Baina Zhiyuan (Beijing) or the Designated Person to sign and deliver any other document specified in the Transfer Agreement and the Agreement on behalf of Shareholders and the Target Company;

(2)	The closing of the Purchased Equity (subject to formalities of the change in registration handled at relevant administration for industry and commerce) and that of the Purchased Assets shall not be later than the 15th working day after the Notice of Exercise is served to Shareholders and the Target Company, or any other time otherwise agreed by the Parties in writing according to actual conditions;

(3)	Shareholders and the Target Company shall take all necessary actions to prevent the delay in completion of relevant examination and approval and registration formalities so that the Purchased Equity or the Purchased Assets (if applicable) can be effectively registered in the name of Baina Zhiyuan (Beijing) or the Designated Person without any secured interests. In this article and the Agreement, “secured interests” include warranty, mortgage, pledge, third-party rights or interests, any share option, acquisition right, right of pre-emption, right of set-off, detention of ownership or other guarantee arrangement, but exclude any secured interests generated under the Share Pledge Agreement concluded by the Parties on ;

(4)	Shareholders and the Target Company shall take all necessary actions so that the transfer of the Purchased Equity or Purchased Assets will not be disturbed in respect of essence and procedures. Save as definitely specified hereunder, Shareholders and the Target Company shall not set any obstacle or restrictive condition to the transfer of the Purchased Equity or the Purchased Assets;

(5)	In case of dissolution of the Target Company, a liquidation team shall be established according to law. Shareholders hereby irrevocably undertake that in conformity of Chinese laws, all of the remaining assets of the Target Company after payments for liquidation fees, salaries, social insurance premiums of and statutory compensations for employees, outstanding taxes, and debts will be transferred to Baina Zhiyuan (Beijing) at the minimum price allowed by Chinese laws.

3.	Transfer Price

3.1	When Baina Zhiyuan (Beijing) exercise the Exclusive Call Option, the price of purchasing equity or assets shall be the minimum price allowed by Chinese laws at the time of purchase of equity or assets; if Chinese laws and regulations do not definitely stipulated the price, the transfer price shall be nominal price, i.e. RMB1. Shareholders hereby waive any economic interests enjoyed by them for their contributions to all registered capital of the Target Company.

3.2	If the price for Baina Zhiyuan (Beijing) or the Designated Person to purchase the equity or assets exceeds the minimum price allowed by Chinese laws at the time of transfer of the equity or assets, the difference shall be made up by Shareholders for Baina Zhiyuan (Beijing).

3.3	Various taxes and charges incurred by equity transfer shall be undertaken by the Parties respectively pursuant to Chinese laws.

4.	Undertakings and Warranties

4.1	Shareholders and the Target Company hereby severally and jointly make the following irrevocable undertakings and warranties:

(1)	Without the prior written consent of Baina Zhiyuan (Beijing), they will not supplement, alter or revise the business scope or articles of association of the Target Company, increase or decrease the registered capital thereof, or change the registered capital structure thereof in any other way;

(2)	According to good financial and commercial standards and practices, they will maintain the subsistence of the Target Company, prudently and effectively operate the business and deal with matters of the Target Company to prevent its liquidation, shutdown, termination of dissolution;

(3)	Without the prior written consent of Baina Zhiyuan (Beijing), from the date of signing of the Agreement, they will not sell, transfer, present, mortgage, or dispose in any other way of or cause the management of the Target Company to sell, transfer, present, mortgage, or dispose in any other way of the legitimate proceeds or beneficial interests of any of its assets, business or income, or allow any third party to set any other secured interests on them;

(4)	They will not terminate or cause the management to terminate any Structural Agreement concluded with the Target Company, or conclude any agreement conflicting with the existing Structural Agreement;

(5)	They will not incur or allow the Target Company to incur any debts, except: (i) debts incurred in normal or daily business process (not by means of loan), and (ii) debts which have been disclosed to and approved in writing by Baina Zhiyuan (Beijing);

(6)	They will operate all the business in normal business process to maintain the asset value of the Target Company, and will not affect the business condition and asset value thereof because of their action or inaction;

(7)	Without the prior written consent of Baina Zhiyuan (Beijing), they will not arrive at any material contract concerning the Target Company, except any contract signed in the normal business process (for the purpose of this paragraph, a contract with value exceeding RMB100,000 shall be deemed as a material contract);

(8)	Without the prior written consent of Baina Zhiyuan (Beijing), the Target Company will not provide any loan or guarantee for anyone;

(9)	They will provide materials about the labor, operation and financial position of the Target Company to Baina Zhiyuan (Beijing) or the Designated Person, once Baina Zhiyuan (Beijing) requires so;

(10)	If necessary, the Target Company can only buy and hold insurance from an insurance company accepted by Baina Zhiyuan (Beijing), with insured amount and insurance types the same as those generally covered by companies conducting similar business and having similar properties or assets in the same region;

(11)	Without the prior written consent of Baina Zhiyuan (Beijing), they will not cause or agree about the division, consolidation or joint operation with any person, acquisition of any person or acquisition by any person, or investment in any person of the Target Company;

(12)	They will notify Baina Zhiyuan (Beijing) any litigation, arbitration or administrative procedures relating to the assets, business and revenue of the Target Company incurred or probably incurred, and take all necessary measures according to reasonable requirements of Baina Zhiyuan (Beijing);

(13)	With a view of maintaining the ownership of all assets of the Target Company, they will sign all necessary or proper documents, take all necessary or proper actions, make all necessary or proper claims, or conduct necessary and proper defences against all claims for reimbursement;

(14)	If any Shareholder of the Target Company or the Target Company fails to performance taxation obligation under applicable laws, hindering Baina Zhiyuan (Beijing) from exercising the Exclusive Call Option, Baina Zhiyuan (Beijing) shall have the right to require the Target Company of the Shareholder to fulfil the taxation obligation or pay relevant taxes to Baina Zhiyuan (Beijing), which will pay taxes by proxy;

(15)	Without the prior written consent of Baina Zhiyuan (Beijing), the Target Company shall not distribute bonuses, dividends, allocable interests and/or any asset and other earnings from the equity held by Shareholders to Shareholders in any form. If Shareholders of the Target Company obtain any of the aforesaid interests, including the consideration paid by Baina Zhiyuan (Beijing) in exercising the Exclusive Call Option according to Article 3 hereof, Shareholders shall inform Baina Zhiyuan (Beijing) of this within 3 working days and freely transfer relevant interests to it immediately. For the avoidance of any doubt, all interests received by Baina Zhiyuan (Beijing) do not need to be returned to Shareholders in the validity period of the Agreement and after termination of the Agreement.

4.2	Shareholders hereby make the following irrevocable undertakings and warranties:

(1)	Without the prior written consent of Baina Zhiyuan (Beijing), from the date of signing of the Agreement, they will not sell, transfer, mortgage, or dispose in any other of the legitimate or beneficial interests of equity of the Target Company held by them, or allow any encumbrance to be set on them, except the pledge set on the equity of the Target Company under the Share Pledge Agreement concluded by and among the Parties on ;

(2)	Without the prior written consent of Baina Zhiyuan (Beijing), they will not approve or support or sign any resolution of the board of shareholders about selling, transferring, mortgaging or disposing in any other way of the legitimate or beneficial interests of any equity or asset, or allow any encumbrance to be set on them, save as doing so for Baina Zhiyuan (Beijing) or the Designated Person;

(3)	Without the prior written consent of Baina Zhiyuan (Beijing), they will not agree about, support or sign any resolution of the board of shareholders to approve the consolidation or union of the Target Company with any person, merger or acquisition of or by any person, investment in any person, or division, change in registered capital or transformation of the Target Company;

(4)	When Baina Zhiyuan (Beijing) exercising the Exclusive Call Option every time, they, as shareholders of the Target Company, shall approve the transfer of the Purchased Equity or Purchased Assets specified hereunder;

(5)	They will immediately inform Baina Zhiyuan (Beijing) of any litigation, arbitration or administrative procedures relating to the equity or assets owned by them incurred or probably incurred;

(6)	Before the transfer of the equity or assets to Baina Zhiyuan (Beijing), with a view of maintaining the ownership of the Purchased Equity or the Purchased Assets, they will sign all necessary or proper documents, take all necessary or proper actions, make all necessary or proper claims, or conduct necessary and proper defences against all claims for reimbursement;

(7)	Without the prior written consent of Baina Zhiyuan (Beijing), they will not appoint or replace any director or supervisor of the Target Company or any other manager of the Target Company to be appointed by Shareholders of the Target Company. They will appoint or engage any person designated by Baina Zhiyuan (Beijing) to serve as the director or senior executive of the Target Company, once Baina Zhiyuan (Beijing) requires so;

(8)	Once required by Baina Zhiyuan (Beijing) at any time in accordance with the Agreement, they will immediately transfer the equity or assets of the Target Company held by them to Baina Zhiyuan (Beijing) and/or the Designated Person, and waive their rights of pre-emption of the equity or assets of the Target Company;

(9)	Without the prior written consent of Baina Zhiyuan (Beijing), they will cause the Target Company not to distribute bonuses, dividends, allocable interests and/or any asset and other earnings from the equity held by Shareholders to Shareholders in any form;

(10)	They will strictly abide by the Agreement and all provisions of any other contract concluded by the Parties hereto jointly or severally, and practically fulfil all obligations under such contracts, and will not affect the validity and enforceability of such contracts because of their action or inaction.

4.3	Shareholders and the Target Company hereby jointly and severally make the following irrevocable statements and warranties to Baina Zhiyuan (Beijing), on the date of signing of the Agreement and at the time of each occurrence of exclusive purchase:

(1)	They have rights and capacities to conclude, deliver and perform the Agreement as well as the Transfer Agreement. Once the Agreement and the Transfer Agreement are executed, they will constitute legal, effective and binding obligations of them, which can be compulsorily enforced on them according to terms thereof;

(2)	The execution, delivery and performance of the Agreement or transfer of the Agreement by Shareholders and the Target Company: (i) will not currently or in the future, or after the receipt of the related notice or with the passage of time, conflict with or violate any provision of (A) their business license, Articles of Association, license, government authority’s approval for their establishment, the agreement or any other programmatic documents relating to their establishment; (B) any other legal provisions binding upon them; (C) any contract, agreement, tenancy agreement or other documents to which they are parties or which are binding on them or on their assets; (ii) will not incur any pledge or other encumbrances on its assets, or make any other third party has the right to create any pledge or other encumbrances thereon, except the pledge set on the equity of the Target Company under the Share Pledge Agreement concluded on ; (iii) will not give rise to the termination of or amendment to the terms of any contract, agreement, tenancy agreement or other documents which they are parties thereto or are binding upon them or assets thereof, or cause any other third party has the right to terminate or amend the terms thereof; (iv) will not make the approvals, permits or registration or others of any applicable governmental authorities being suspended, revoked, confiscated, damaged or cannot be renewed upon expiration;

(3)	The Target Company has good and sellable ownership of all assets thereof, and does not set any encumbrance on the aforesaid assets;

(4)	The Target Company does not have any outstanding debts, except (i) debts incurred in normal business process, and (ii) debts which have been disclosed to and approved in writing by Baina Zhiyuan (Beijing);

(5)	The Target Company follows all Chinese laws and regulations applicable to the acquisition of assets and equity;

(6)	Shareholders legally and effectively have the equity of the Target Company held by them. Except the situation known by Baina Zhiyuan (Beijing), Shareholders do not set any encumbrance on the equity of the Target Company;

(7)	There is no on-going or potential litigation, arbitration or administrative procedures relating to the equity or assets of the Target Company or the Target Company;

(8)	They will conclude another debt agreement, recognize the price of the equity of the Target Company purchased by Baina Zhiyuan (Beijing) as their borrowings from Baina Zhiyuan (Beijing), which shall be repaid to it in a term agreed in the aforesaid debt agreement.

4.4	The Shareholders undertake to Baina Zhiyuan (Beijing) that they have made all proper arrangements and sign all necessary documents to ensure that in the case of their death, incapacity, bankruptcy, divorce, or other circumstances under which their exercise of equity may be affected, their heirs, guardians, creditors, spouses and other persons who may therefore obtain equity or related rights, cannot affect or hinder the fulfillment of the Agreement.

4.5	The Shareholders further commit that, before Baina Zhiyuan (Beijing) exercises the Exclusive Call Option in accordance with the Agreement, if the actual Shareholders of the Target Company change due to their death, bankruptcy, divorce, or other circumstances, their wills, divorce agreements and debt agreements will be subject to the Agreement and the efficacy hereof is superior to the wills, divorce agreements and debt agreements they have entered into.

4.6	Any Party undertakes to the other Parties that, the Parties will immediately cancel the Agreement, once Chinese laws and practices allow Baina Zhiyuan (Beijing) to directly hold more than half of equity of the Target Company and Baina Zhiyuan (Beijing) and/or any controlled subsidiary thereof can legally engage in value-added telecom business, and all equity of the Target Company held by Shareholders have been legally and effectively transferred to Baina Zhiyuan (Beijing) and/or a person designated by it.

4.7	Baina Zhiyuan (Beijing) undertakes that since Chinese laws and practices allow Baina Zhiyuan (Beijing) to directly operate the value-added telecom services, it will exercise the Exclusive Call Option under the Agreement as soon as possible to enable the direct operation of the value-added telecom services by Baina Zhiyuan (Beijing), and the termination of Structural Agreement with the Target Company and other Parties.

5.	Validity and Term

5.1	The Agreement shall take effect as of the date of signing, and be valid until the Parties terminate the Agreement in writing, or all the equity of the Target Company held by shareholders has been legally and effectively transferred to Baina Zhiyuan (Beijing) and/or any person designated by it (i.e. all the equity of the Target Company has been registered in the name of Baina Zhiyuan (Beijing) and/or any person designated by it at relevant administration for industry and commerce), or all assets of the Target Company have been legally and effectively transferred to Baina Zhiyuan (Beijing) and/or the Designated Person. Once the Agreement takes effect, it shall be irrevocable. Notwithstanding the aforesaid provision and Article 6 below, Baina Zhiyuan (Beijing) shall always have the right to send a written notice of cancellation of the Agreement to the Target Company and Shareholders at any time 30 days in advance, and does not need to bear the liability for breach of the Agreement arising from the unilateral cancellation of the Agreement.

5.2	The Parties shall handle examination, approval and registration formalities of the extension of operation term within 3 months before expiry of the operation term (if any) in order to ensure the continuity of the validity period hereof.

6.	Liability for Breach of the Agreement

6.1	If the Shareholders or the Target Company (hereinafter referred to as “Breaching Party”) materially breach(s) any terms of the Agreement or fail(s) or delay(s) to perform any obligation under the Agreement, it will constitute a Breach under the Agreement (hereinafter referred to as a “Breach”), Baina Zhiyuan (Beijing) has the right to ask the Breaching Party to make corrections or take remedial measures within reasonable time. If the Breaching Party fails to make corrections or take remedial measures within reasonable time or within 10 days after the Non-breaching Party notifies the Breaching Party in writing and asks for correction, then Baina Zhiyuan (Beijing) has the right to terminate the Agreement and ask for damages from the Breaching Party;

6.2	If Baina Zhiyuan (Beijing) breaches the Agreement, the Non-breaching Party has no right to terminate or cancel the Agreement unless otherwise specified by laws.

6.3	Notwithstanding the other provisions of the Agreement, the provisions of this Article shall survive the termination of the Agreement.

7.	Expenses

7.1	Save as otherwise agreed hereunder, the Parties shall independently undertake expenses necessary to be paid in the course of drafting, execution and performance of and negotiation about the Agreement.

8.	Governing Laws and Dispute Resolution

8.1	The validation, interpretation, performance and dispute resolution of the Agreement shall be governed by the Chinese laws and regulations.

8.2	The Parties shall attempt in the first instance to resolve any and all the disputes under the Agreement through friendly negotiations. If any dispute is not resolved by friendly negotiations within thirty days after the occurrence of such dispute, any Party may submit the dispute to Beijing Arbitration Commission for arbitration by the arbitral tribunal consisting of one arbitrator in accordance with the Arbitration Rules of Beijing Arbitration Commission in effect at the time of applying for arbitration. The arbitrator shall be appointed jointly by the Parties within ten days after the acceptance of arbitration notice, or by Beijing Arbitration Commission if the arbitrator is not appointed by the Parties within the specified time. The arbitration award shall be final and binding on the Parties. During the pending arbitration, except for the matters or obligations under dispute, the Parties shall continue performing other obligations under the Agreement. Subject to the Chinese laws, the arbitrator has the right to make an appropriate award according to the factual conditions to give to Baina Zhiyuan (Beijing) appropriate legal remedies, including: (1) remedies against the equity or assets of the Target Company; (2) injunctive relief, such as requirements for the operation of the Target Company, or the compulsory transfer of the assets of the Target Company; or (3) arbitration award for the liquidation of the Target Company.

8.3	Subject to the Chinese laws, before the establishment of arbitral tribunal by Beijing Arbitration Commission in accordance with Arbitration Rules or under appropriate circumstances, any of the courts having jurisdiction at the following locations shall have the right to make temporary relief measures to support the arbitration: (1) Hong Kong Special Administrative Region; (2) Cayman Islands; (3) registration place of the Target Company or domicile of the Shareholders; and (4) the place where the main assets of MoboTap Inc., the Target Company or shareholders are located.

8.4	The documents concerning the proceedings, legal actions or procedures (“judicial procedures”) arising out of or relating to the Agreement and the documents required by the judicial procedures may be sent to any Party according to Article 12.7 hereof. This Article is applicable to all the judicial procedures taken at any time.

9.	Confidentiality

9.1	From time to time prior to and during the term of the Agreement, either Party (“disclosing Party”) has disclosed or may disclose confidential information (including but not limited to operation information, customer data, financial data, contract, etc.) to the other Party (“receiving Party”). The receiving Party shall keep the confidential information confidential and may not use the confidential information for any purposes other than those specially set forth hereunder. The foregoing provisions do not apply to the information that: (a) can be shown to be known by the receiving Party by written records made prior to disclosure by the disclosing Party; (b) enters or will enter into public domain not for the receiving Party’s breach of the Agreement; (c) was obtained by the receiving Party from a third party having no obligation of confidentiality with respect to such information; and (d) was disclosed by any Party as required by relevant laws, regulations, any regulatory authority and rules formulated by it, court ruling or arbitration award, or disclosed to its employees, agents, legal consultants or financial consultants (however, the receiving Party shall ensure that the above personnel will abide by the relevant terms and conditions under the Agreement and shall assume any and all the liabilities arising from above personnel’s breach against the relevant terms and conditions under the Agreement).

9.2	The aforesaid confidentiality obligations shall continue for the Parties hereto and shall survive the termination of the Agreement.

10.	Further Warranties

The Parties agree to immediately sign any document and take any further action reasonably necessary or favourable for the implementation of all provisions and the purpose hereof.

11.	Force Majeure

11.1	“Force majeure” refers to the unforeseeable, inevitably and/or insuperable events which cause any Party hereto cannot perform the Agreement in whole or in part. Such events include but are not limited to natural disaster, storm, tornado, other bad weather condition, strike, shutout, lockout or other industrial problem, war, riot, conspiracy, behaviour of an enemy country, terrorist act, violence of a criminal organization, blockade, serious disease or epidemic, earthquake or other crustal movement, flood, bomb explosion or other explosion, fire, accident, a change stipulated by law or applicable change.

11.2	In the event of a force majeure event, any Party’s obligation affected by force majeure hereunder shall automatically suspend in the delay period incurred by force majeure, and the performance period of the said Party shall be extended for a period equal to suspension period, and the said Party shall be exempted from any punishment or liability. In the event of force majeure, the Parties shall immediately negotiate to seek a fair solution, and make all reasonable efforts to minimize the influence of force majeure.

12.	General Provisions

12.1	In the event that any stipulations in the Agreement are held invalid, ineffective or unenforceable according to the laws of China, the effectiveness of other stipulations of the Agreement shall not be affected. When any terms are determined to be invalid, ineffective or unenforceable, the Parties hereto shall conduct a friendly negotiation to alter the Agreement in a manner that may realize the original intentions of the Parties as far as possible.

12.2	If the Stock Exchange of Hong Kong Limited or other regulatory authority makes a suggestion on amendment hereto, or any change in Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited or relevant requirements is related to the Agreement, the Parties shall revise the Agreement accordingly.

12.3	The Agreement supersedes all prior consultations, negotiations and agreements made by and among the Parties with respect to that subject matter.

12.4	No failure or any delay by any Party in exercising any right under the Agreement shall constitute a waiver of that right; the exercise or partial exercise of any right under the Agreement by any Party will not preclude the further exercise of that right by such Party in the future.

12.5	The waiver by either Party of any term and condition hereof shall be made in writing and signed by the Parties. The waiver by either Party of a default of any other Party in a case shall not be deemed as the waiver by the said Party of a similar default of any other Party in any other case.

12.6	During the term of the Agreement, without the prior written consent of other Parties, no Party may transfer any or all its rights or obligations hereunder to any third party; however, Baina Zhiyuan (Beijing) has the right to transfer any or all its rights or obligations hereunder. The Agreement is binding on all the Parties hereto and their legal successors and assignees.

12.7	If any Party sends a notice or written letter (including but not limited to a written document or notice hereunder) to any other Party, the said Party shall promptly post or transmit the notice or written letter the other Party by letter or fax. If the notice or correspondence is sent by letter, the date of receiving the notice or letter shall be the third working day after the letter is posted; if the notice or letter is sent by fax, the date of receiving shall be next working day of sending the fax. All notices and correspondences shall be sent as per the following contact information until any Party notifies the other Parties of a change of contact information.

Baina Zhiyuan (Beijing) Technology Co., Ltd.

Contact: Shu Zheng

Address: 2-1-3/F, South Block A,

768 Creative Park, No.5 A Xueyuan Road,

Haidian District, Beijing

Fax: 010-82837686-812

Yongzhi Yang

Address: 3/F, Building A2,

Optics Valley Financial Harbor,

No.77 Optics Valley Avenue,

East Lake High-tech Development Zone,

Wuhan, Hubei

Fax: 027-87782005-8056

Beijing Gamease Age Internet Technology Co., Ltd.

Contact: Legal Department

Address: 2/F, East Side Building,

Jingyan Hotel, No.29 Shijingshan Road,

Shijingshan District, Beijing

Fax: 010-61920961

Baina (Wuhan) Information Technology Co., Ltd.

Contact: Shu Zheng

Address: 3/F, Building A2,

Optics Valley Financial Harbor,

No.77 Optics Valley Avenue,

East Lake High-tech Development Zone,

Wuhan, Hubei

Fax: 027-87782005-8506

12.8	The Parties may reach a supplemental agreement with respect to the Agreement and its related matters. The supplemental agreement has the same legal effect as the Agreement. Any alteration or supplements to the Agreement shall be made in writing, except the rights under the Agreement transferred by Baina Zhiyuan (Beijing) in accordance with the provisions in Article 12.6. The alterations and supplements to the Agreement can come into effect only after being duly signed by the Parties hereto. If it is required by relevant laws to obtain the permit from any government authority and/or go through registration or filing formalities with any government authority for any alternation or supplements to the Agreement, the Parties shall obtain such permit and/or go through these registration or filing formalities in accordance with the law.

12.9	The Agreement shall be made in Chinese in four originals, with each Party holding one. All originals have the same legal effect, and the Parties may sign the counterparts of the Agreement separately.

(There is no text hereunder)

(This page is a signature page for Exclusive Call Option Agreement)

Baina Zhiyuan (Beijing) Technology Co., Ltd. (corporate seal)

Legal Representative (or Authorized Representative):

Yongzhi Yang

Signature:

Beijing Gamease Age Internet Technology Co., Ltd. (corporate seal)

Legal Representative (or Authorized Representative):

Baina (Wuhan) Information Technology Co., Ltd. (corporate seal)

Legal Representative (or Authorized Representative):

Appendix I:

Notice of Exercise

Yongzhi Yang (hereinafter referred to as “the Shareholder”), a citizen of the People’s Republic of China with ID card No. * and domiciled at 3/F, Building A2, Optics Valley Financial Harbor, No.77 Optics Valley Avenue, East Lake High-tech Development Zone, Wuhan, Hubei, China;

Baina (Wuhan) Information Technology Co., Ltd. (hereinafter referred to as “the Target Company”), a limited liability company incorporated in Wuhan, China, whose registered address is located at 3/F, Building A2, Optics Valley Financial Harbor, No.77 Optics Valley Avenue, East Lake High-tech Development Zone, Wuhan, Hubei.

The Shareholder and the Target Company conclude the Exclusive Call Option Agreement with the Company on                 , 2014. Terms referred to in the Notice of Exercise (“the Notice”) have the same definitions specified in the said agreement.

The Company has decided to exercise the following right specified in the Exclusive Call Option Agreement:

☐ call option of equity, and hereby requires to purchase or designates [a subsidiary of the Company] as the designated person to purchase [a hundred percent] of the equity ([100%] shares of registered capital) of the Target Company. The purchase price is RMB                 . The Shareholder and the Target Company shall complete the closing of such purchased equity within 15 working days in accordance with the Exclusive Call Option Agreement after receiving the Notice.

☐ call option of assets, and hereby requires to purchase or designates [a subsidiary of the Company] as the designated person to purchase [all] assets of the Target Company. The purchase price is RMB                 . The Shareholder and the Target Company shall complete the closing of such purchased assets within 15 working days in accordance with the Exclusive Call Option Agreement after receiving the Notice.

Baina Zhiyuan (Beijing) Technology Co., Ltd. (corporate seal)

Date:

The symbol ‘ * ’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

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Appendix II:

Equity Transfer Agreement

The Equity Transfer Agreement (hereinafter referred to as “the Agreement”) is concluded by the following parties on                 :

Transferor: [Please insert the name of the shareholder intending to transfer equity]

Transferee: Baina Zhiyuan (Beijing) Technology Co., Ltd. or the designated person

The parties agree as follows:

1. The Transferor agrees to sell to the Transferee and the Transferee agrees to purchase from the Transferor         % of equity of the Target Company enjoyed by it (        % share of registered capital) (hereinafter referred to as “the Purchased Equity”). The parties agree about the transfer consideration of RMB              of the Purchased Equity.

2. After the transfer of the aforesaid Purchased Equity, the Transferor shall not enjoy any right of such Purchased Equity, but the Transferee shall enjoy all rights of such Purchased Equity formerly enjoyed by the Transferor.

3. The validation, interpretation, performance, dispute resolution and other matters of the Agreement shall be subject to Chinese laws. Matters not covered herein and all disputes arising from the execution and performance of the Agreement shall be solved pursuant to the Exclusive Call Option Agreement or upon friendly negotiation by and between the parties. If negotiation fails, the parties agree to refer such disputes to Beijing Arbitration Commission for arbitration according to the arbitration rules prevailing at the time of application for arbitration. Arbitration place shall be Beijing. The arbitration award shall be final and binding on the parties. During the period of disputes, the parties shall continually perform clauses other than those in dispute.

4. The Agreement shall take effect as from the date of affixing of signatures by the parties hereto.

Transferor (signature)

Transferee (seal)

Signature of legal agent or authorized representative:

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Assets Transfer Agreement

The Assets Transfer Agreement (hereinafter referred to as “the Agreement”) is concluded by the following parties on                 :

Transferor: Baina (Wuhan) Information Technology Co., Ltd.

Transferee: Baina Zhiyuan (Beijing) Technology Co., Ltd. or the designated person

The parties agree as follows:

1. The Transferor agrees to sell to the Transferee and the Transferee agrees to purchase from the Transferor [all] assets held by it (including but not limited to assets listed in the appendix hereto) (hereinafter referred to as “the Purchased Assets”) at the price of RMB             .

2. After the transfer of the aforesaid Purchased Assets, the Transferor shall not enjoy any right of such Purchased Assets, but the Transferee shall enjoy all rights of such Purchased Assets formerly enjoyed by the Transferor.

3. The validation, interpretation, performance, dispute resolution and other matters of the Agreement shall be subject to Chinese laws. Matters not covered herein and all disputes arising from the execution and performance of the Agreement shall be solved pursuant to the Exclusive Call Option Agreement or upon friendly negotiation by and between the parties. If negotiation fails, the parties agree to refer such disputes to Beijing Arbitration Commission for arbitration according to the arbitration rules prevailing at the time of application for arbitration. Arbitration place shall be Beijing. The arbitration award shall be final and binding on the parties. During the period of disputes, the parties shall continually perform clauses other than those in dispute.

4. The Agreement shall take effect as from the date of affixing of signatures by the parties hereto.

Appendix: List of Assets

Transferor (seal):

Signature of legal agent or authorized representative:

Transferee (seal)

Signature of legal agent or authorized representative:

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Appendix III:

Irrevocable Power of Attorney

I hereby issue the Power of Attorney in accordance with the Exclusive Call Option Agreement concluded by me and Baina Zhiyuan (Beijing), [insert the name of another shareholder as the case may be] and the Target Company on                     , 2014.

I hereby irrevocably entrust and appoint                      (hereinafter referred to “the agent”) as my agent, who will be fully responsible for (1) preparing and signing the Transfer Agreement (see the Exclusive Call Option Agreement for its definition); (2) preparing and signing all other necessary documents relating to the transfer of the Purchased Equity and/or the Purchased Assets (see the Exclusive Call Option Agreement for their definitions); and (3) handling all legal formalities relating to the examination, approval and registration of transfer of the Purchased Equity and/or the Purchased Assets.

I hereby agree and recognize that the agent has the right to exercise the rights within the aforesaid scope of authority, and I promise to assume the obligations or liabilities arising from the exercise of such rights by the agent.

The Power of Attorney shall be effective from the date of signing by me and remain effective during the term of the Exclusive Call Option Agreement.

It is hereby assigned.

[Shareholder] (signature)

Date:                     , 2014

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